Exhibit 99.1

NEWS RELEASE

Investor Contact: Gus Okwu / DRG&E 404-532-0086 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 415-659-3580 onapolitano@fibertower.com

FIBERTOWER REGAINS COMPLIANCE WITH NASDAQ
LISTING RULE

San Francisco, CA, January 7, 2009 – FiberTower Corporation (NASDAQ: FTWRD - News), a wireless services backhaul provider, today announced that on January 6, 2010, it received written notification from the Nasdaq Stock Market (“NASDAQ”) that it has regained compliance with Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), which requires listed companies to maintain a minimum bid price of $1.00 per share.

As previously announced, on December 8, 2009, the Company was notified that it had failed to comply with the Minimum Bid Price Rule.  In accordance with that requirement, FiberTower had 180 days to regain compliance by having its stock trade above $1.00 for 10 consecutive days.  On December 18, 2009, the Company executed a previously disclosed 1-for-10 reverse stock split of its outstanding shares.  FiberTower’s shares began trading on a split-adjusted basis at the open of trading on December 21, 2009.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, master service agreements with nine U.S. wireless carriers, and partnerships with the largest tower operators in the U.S., FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access services to the government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

# # #